EXHIBIT 4.3

Amended and Restated Warwick Valley Telephone Company
2008 Long-Term Incentive Plan

1. Purpose

The purpose of the Warwick Valley Telephone Company Amended and Restated 2008 Long-Term Incentive Plan (the “Plan”) is to assist the Company and its Affiliates in attracting, motivating and retaining selected individuals to serve as employees, directors, consultants and advisors of the Company and its Affiliates by providing incentives to such individuals through the ownership and performance of the Company’s common stock.

2. Definitions

(a) “Affiliate” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(b) “Award” means an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Performance Award granted under the Plan.

(c) “Award Agreement” means the written or electronic document or agreement evidencing the grant of an Award by the Company.

(d) “Board” means the board of directors of the Company.

(e) “Cause” means the occurrence of any of the following, unless a different definition of “Cause” is set forth in the applicable Award Agreement or an employment agreement between the applicable Participant and the Company:

(i) the Participant’s continued failure to substantially perform the Participant’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company to the Participant of such failure;

(ii) the Participant’s engagement in conduct detrimental to the interests of the Company or any of its Affiliates, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the Participant’s employment or service to the Company and its Affiliates;

(iii) the Participant’s conviction of, or plea of guilty or nolo contendere to (A) a felony; or (B) a crime, other than a felony, which involves, as determined in the good faith judgment and sole discretion of the Board, moral turpitude, a breach of trust or a breach of fiduciary duty owed to the Company or any of its Affiliates;

(iv) the Participant’s disclosure of trade secrets or confidential information of the Company or any of its Affiliates; or

(v) the Participant’s breach of any policy of the Company of any of its Affiliates that applies to the Participant or any agreement with the Company or any of its Affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

(f) “Change in Control” means the occurrence of any of the following events, unless a different definition of “Change in Control” is set forth in the applicable Award Agreement or an employment agreement between the applicable Participant and the Company:

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(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that such beneficial ownership shall not constitute a Change in Control if it occurs as a result of any of the following acquisitions of securities: (I) any acquisition directly from the Company; (II) any acquisition by the Company or any Affiliate; (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (IV) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (V) any acquisition by an individual, entity or group that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date; or (VI) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of Section 2(f)(iii) are satisfied. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) became the beneficial owner of more than 50% of the Outstanding Company Common Shares or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company which, by reducing the number of Outstanding Company Common Shares or Outstanding Company Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Company Common Shares or Outstanding Company Voting Securities which increases the percentage of the Outstanding Company Common Shares or Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change in Control shall then be deemed to have occurred; or

(ii) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(iii) The consummation of a reorganization, merger, statutory share exchange, consolidation, or similar corporate transaction involving the Company or any of its direct or indirect Subsidiaries (each a “Business Combination”) in each case, unless, following such Business Combination, (A) the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, an Affiliate or such corporation resulting from such Business Combination or any parent or a subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination (or any parent thereof) or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

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(iv) The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or an Affiliate of such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company; or

(v) a complete liquidation or dissolution of the Company.

In addition, if the Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation subject to Section 409A of the Code, to the extent required, the transaction or event described in this Section 2(f) must also qualify as a change in control event within the meaning of Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall consist of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 of the Exchange Act. Each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the NASDAQ rules and regulations.

(i) “Company” means Warwick Valley Telephone Company, a New York corporation.

(j) “Covered Employee” means an employee of the Company or its Affiliates who is a “covered employee” within the meaning of Section 162(m) of the Code.

(k) “Director” means a non-employee member of the Board.

(l) “Eligible Person” means any employee, Director, consultant or advisor providing services to the Company or an Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be an individual.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

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(n) “Fair Market Value” means, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on NASDAQ on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on NASDAQ, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on NASDAQ or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

(o) “Good Reason” means the occurrence of any of the following, unless a different definition of “Good Reason” is set forth in the applicable Award Agreement or an employment agreement between the applicable Participant and the Company:

(i) a material diminution in the Participant’s base compensation;

(ii) a material diminution in the Participant’s authority, duties or responsibilities;

(iii) a material diminution in the budget over which the Participant retains authority;

(iv) a material change in the geographic location at which the Participant is required to perform services; or

(v) the Company or any of its Affiliates breaches the agreement under which the Participant provides services in any material respect.

Notwithstanding the foregoing, the events described in subsections (i) through (v) of this Section 2(o) shall constitute Good Reason only if the Participant provides written notice to the Company within ninety (90) days of the initial existence of the event constituting Good Reason and the Company fails to cure such event within thirty (30) days after receipt from the Participant of such written notice.

(p) “Incentive Stock Option” means a stock option granted under Section 5 that is intended to meet the requirements of Section 422 of the Code.

(q) “Limitations” has the meaning set forth in Section 9(e).

(r) “NASDAQ” means the NASDAQ Stock Market.

(s) “Non-Qualified Stock Option” means a stock option granted under Section 5 that is not intended to be an Incentive Stock Option.

(t) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(u) “Participant” means an Eligible Person who receives an Award under the Plan.

(v) “Performance Award” means any Award of Performance Cash or Performance Shares granted pursuant to Section 8.

(w) “Performance Cash” means any cash incentives granted pursuant to Section 8 that will be paid to the Participant upon the achievement of such performance goals as the Committee shall establish.

(x) “Performance Period” means that period established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

(y) “Performance Share” means any grant pursuant to Section 8 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

(z) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends).

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(aa) “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose.

(bb) “Shares” means the shares of common stock of the Company, par value $0.01 per share.

(cc) “Stock Appreciation Right” means the right granted to a Participant pursuant to Section 6.

(dd) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ee) “Vesting Period” has the meaning set forth in Section 7(a).

3. Available Shares

(a) Aggregate Shares Available. Subject to adjustment as provided in Section 11(b), a total of 1,100,000 Shares shall be authorized for issuance under the Plan. Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares that have been reacquired by the Company and designated as treasury shares.

(b) Accounting for Awards.

(i) For purposes of this Section 3, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(ii) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

(iii) In the event that (1) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (2) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall be available for issuance under the Plan. Upon the exercise of a Stock Appreciation Right settled in Shares, the gross number of shares covered by the portion of the Award so exercised will cease to be available under the Plan.

4. Eligibility and Administration

(a) Eligibility. Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to an employee and an Incentive Stock Option may not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

(b) Administration.

(i) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan to: (1) select the Eligible Persons to receive Awards; (2) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant; (3) determine the number of Shares to be covered by each Award; (4) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award; (5) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (6) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (7) interpret and administer the Plan and any Award Agreement; (8) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (9) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (10) determine whether any Award (other than an Option or Stock Appreciation Right) will have dividend equivalents; and (11) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Affiliate. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a director shall require the prior approval of the Board.

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(ii) Other than pursuant to Section 11(b), the Committee may not, without the approval of the Company’s shareholders, (a) lower the exercise price of an Option or the strike price of a Stock Appreciation Right after it is granted, (b) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with Substitute Awards), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the NASDAQ rules and regulations.

(iii) The Committee may delegate its powers and duties under the Plan to one or more directors (including a director who is also an officer of the Company) or a committee of directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (1) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (2) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code. In addition, the Committee may authorize one or more officers of the Company to grant Awards under the Plan, to the extent permitted by applicable law; provided, however, that such officers shall not be authorized to grant Awards to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(iv) Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code, Section 16 of the Exchange Act, the NASDAQ rules and regulations or other pertinent laws.

5. Options

(a) Grant. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. The receipt of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option.

(b) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share of each Option shall not be less than 100 percent of the Fair Market Value of one Share on the date of grant of such Option.

(c) Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

(d) Exercise.

(i) Vested Options granted under the Plan shall be exercised by the Participant (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

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(ii) Unless otherwise provided in an Award Agreement, full payment of an Option’s exercise price shall be made at the time of exercise and shall be made (1) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (2) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (3) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (4) through any other method specified in an Award Agreement, or (5) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance. Except for Substitute Awards, or as may be set forth in an Award Agreement with respect to the retirement, death or disability of a Participant or a Change in Control of the Company, Options granted to employees of the Company or any Affiliate will not be exercisable before the expiration of one year from the date the Option is granted (but may become exercisable pro rata over such time).

(e) Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Affiliate, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to “incentive stock options” granted under the Plan shall be 1,100,000 Shares, subject to adjustments provided in Section 11(b).

6. Stock Appreciation Rights

(a) Grant. Stock Appreciation Rights may be granted hereunder to Participants in conjunction with all or part of any Option granted under the Plan, or at any subsequent time during the term of such Option, or without regard to any Option, in each case upon such terms and conditions as the Committee may establish in its sole discretion. The receipt of a Stock Appreciation Right pursuant to the Plan shall impose no obligation on the recipient to exercise such Stock Appreciation Right.

(b) Strike Price. Other than in connection with Substitute Awards, the strike price per Share of any Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of one Share on the date of grant of such Stock Appreciation Right.

(c) Term. The term of each Stock Appreciation Right shall be fixed by the Committee in its sole discretion; provided that no Stock Appreciation Right shall be exercisable after the expiration of ten years from the date the Stock Appreciation Right is granted.

(d) Exercise.

(i) Except for Substitute Awards, or as may be set forth in an Award Agreement with respect to the retirement, death or disability of a Participant or a Change in Control of the Company, Stock Appreciation Rights granted to employees of the Company or any Affiliate will not be exercisable before the expiration of one year from the date the Stock Appreciation Right is granted (but may become exercisable pro rata over such time).

(ii) Vested Stock Appreciation Rights granted under the Plan shall be exercised by the Participant (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares so exercised. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(iii) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive with respect to each Share so exercised the excess of the Fair Market Value of one Share on the date of exercise over the per-Share strike price of the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

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7. Restricted Stock and Restricted Stock Units

(a) Grant. Awards of Restricted Stock and of Restricted Stock Units may be issued to Participants either alone or in addition to other Awards granted under the Plan, and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee (the “Vesting Period”). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

(b) Rights of Holders of Restricted Stock. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award.

(c) Rights of Holders of Restricted Stock Units. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights or the right to receive cash dividends with respect to such Award. Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Unit Award.

(d) Minimum Vesting Period. Except for Substitute Awards, or as may be set forth in an Award Agreement with respect to the retirement, death or disability of a Participant or a change of control of the Company, or special circumstances determined by the Committee, such as the achievement of performance objectives (which shall have a minimum Vesting Period of one year), Restricted Stock Awards and Restricted Stock Unit Awards subject solely to the continued employment of employees of the Company or an Affiliate shall have a Vesting Period of not less than three years from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer, or (ii) grants of Restricted Stock or Restricted Stock Units in payment of Performance Awards and other earned cash-based incentive compensation. Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Section 162(m) of the Code, waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Restricted Stock Awards or Restricted Stock Unit Awards granted to directors or any consultant or advisor who provides services to the Company or an Affiliate.

8. Performance Awards

(a) Grant. Performance Awards in the form of Performance Cash or Performance Shares, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 9(b).

(b) Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months. The amount of the Award to be distributed shall be conclusively determined by the Committee.

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(c) Payment. Except as may be provided in an Award Agreement with respect to the retirement, death or disability of a Participant or a change of control of the Company, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9. Section 162(m) Qualifying Performance-Based Compensation

(a) Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award or a Performance Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 9 is applicable to such Award.

(b) Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit or a Performance Award is intended to be subject to this Section 9, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee in its sole discretion, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (1) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (3) the cumulative effects of tax or accounting changes in accordance with US generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder.

(c) Adjustments. Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award, Restricted Stock Unit Award or Performance Award that is subject to this Section 9, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

(d) Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

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(e) Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 11(b), no Participant may be granted (i) Options or Stock Appreciation Rights during any calendar year with respect to more than 100,000 Shares or (ii) Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards in any calendar year that are intended to comply with the performance-based exception under Section 162(m) of the Code and are denominated in Shares with respect to more than 60,000 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant in any calendar year with respect to Performance Awards that are intended to comply with the performance-based exception under Section 162(m) of the Code and are denominated in cash is $2,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

10. Generally Applicable Provisions

(a) Award Agreements. The terms of an Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Awards need not be the same with respect to each type of Award or each Participant.

(b) Transferability of Awards. No Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.

(c) Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

(d) Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (other than an Option or Stock Appreciation Right) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that any such amounts or dividend equivalents shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that any such amounts or dividend equivalents are subject to the same vesting or performance conditions as the underlying Award.

(e) Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (i) the grant of any Award, (ii) the exercise of an Option or Stock Appreciation Right, (iii) the delivery of Shares or cash, (iv) the lapse of any restrictions in connection with any Award or (v) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

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11. Miscellaneous

(a) Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (i) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 11(b), (ii) expand the types of Awards available under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) increase the maximum permissible term of any Option specified by Section 5(c) or the maximum permissible term of a Stock Appreciation Right specified by Section 6(c), (v) expand the permissible performance criteria under Section 9(b), or (vi) amend any provision of Section 5(b), Section 6(b), Section 7(d) or Section 9(e). The Board may not, without the approval of the Company’s shareholders, take any other action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

(b) Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of Shares that may be issued as Restricted Stock Awards and Restricted Stock Unit Awards, the Limitations, the maximum number of Shares that may be issued as Incentive Stock Options and, in the aggregate or to any one Participant, in the number, class, kind and exercise or strike price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

(c) No Right to Awards or to Continued Employment or Service. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees or Participants under the Plan.

(d) Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

(e) Cancellation of Award. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Affiliate or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

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(f) Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

(h) Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i) Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(j) Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

(k) Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

(l) Effective Date of Plan; Termination of Plan. The Plan shall be effective on the later to occur of: (i) the date of the approval of the Plan by the shareholders of the Company; (ii) the approval by or consent to the Plan by the New York Public Service Commission; (iii) the approval by or consent to the Plan by the New Jersey Public Utilities Board; and (iv) the satisfaction by the Company of the requirements of any other regulatory authority necessary for the Plan to become effective. The Plan shall be null and void and of no effect if the foregoing conditions are not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

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(m) Compliance with Section 409A of the Code. The Plan and the Awards granted hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Plan or an applicable Award Agreement that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy the requirements of Section 409A of the Code may be amended by the Committee on a timely basis in any manner that the Committee determines to be necessary or appropriate to exempt the Award from Section 409A of the Code or comply with the requirements of Section 409A of the Code, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

(n) Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

(o) Effect of Change in Control.

(i) Vesting of Awards. Except as otherwise provided in the related Award Agreement, if a Participant’s employment or services with the Company and its Affiliates is terminated by the Company or any of its Affiliates without Cause or by the Participant for Good Reason, in each case, within the twelve (12) month period following a Change in Control, then any outstanding Awards then held by the Participant which are unexercisable or otherwise unvested or subject to lapse restrictions shall be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as applicable, as of the date of such termination.

(ii) Additional Terms Applicable to Awards. Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Board may, but shall not be obligated to: (A) provide for the cancellation of an Option or Stock Appreciation Right in exchange for a cash payment equal to the excess, if any, of (1) the Fair Market Value of the Shares subject to the Option or Stock Appreciation Right, over (2) the aggregate exercise or strike price of such Option or Stock Appreciation Right; (B) provide for the cancellation of any unvested Restricted Stock in exchange for a cash payment equal to the Fair Market Value of the Shares underlying such Restricted Stock; (C) provide for the issuance of Substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under this Plan as determined by the Board in its sole discretion, and provided that such issuance would not cause the Award to violate Section 409A of the Code; (D) provide that for a period of fifteen (15) days prior to the Change in Control, any Option or Stock Appreciation Right shall be exercisable as to all Shares subject thereto and that, upon the occurrence of the Change in Control, such Option or Stock Appreciation Right shall terminate and be of no further force and effect.

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